                                                                      Exhibit 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      GULF STATES STEEL, INC. OF ALABAMA
                            (dollars in thousands)


                                              (Successor)                                     (Predecessor)
                                  ---------------------------------------------------------------------------------
                                                           For the Period     For the Period
                                   Fiscal Year Ended       April 21, 1995      Nov. 1, 1994       Fiscal Year Ended
                                       October 31,          to October 31,      to April 20,         October 31,
                                  ----------------------------------------   ----------------   -------------------
                                   1997          1996           1995              1995            1994        1993
                                   ----          ----           ----              ----            -----       ----
  Net interest expense (a)        $26,665       $24,118        $12,406          $ 5,230        $14,349     $14,998
  Amortization expense (a)          1,525         1,663            618              415            706         956
                                  -------       -------        -------          -------        -------     -------
  Fixed charges                   $28,190       $25,781        $13,024          $ 5,645        $15,055     $15,954
                                  =======       =======        =======          =======        =======     =======
  Calculation of fixed charges:
  Fixed charges                   $28,190       $25,781        $13,024          $ 5,645        $15,055     $15,954
  Net income (loss) before        (16,611)         (640)         2,155           19,928         33,375      (4,945)
                                  -------       -------        -------          -------        -------     -------
  Earnings                        $11,579       $25,141        $15,179          $25,573        $48,430     $11,009
                                  =======       =======        =======          =======        =======     =======
 Ratio of earnings to fixed
      charges                       (b)           (b)           1.2x              4.5x           3.2x        (b)
                                    ===           ===           ====              ====           ====        ===

   (a) Interest expense has been reduced by the amount of amortization of debt discount and that amount is included in amortization expense.

   (b) Earnings are inadequate to cover fixed charges in 1997, 1996 and 1993 by $16,611, $640 and $4,945, respectively.

                                                                               1